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                                                                      EXHIBIT 11

                           BESTFOODS AND SUBSIDIARIES
                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

                     (In millions, except per share amounts)

                                                                       Three Months Ended                    Six Months Ended
                                                                            June 30,                             June 30,

                           BASIC                                         1999              1998            1999              1998
                                                                      ----------       -----------      ---------        ----------
Net income                                                            $   176.0        $   172.3        $   320.0        $   305.7
Preferred stock dividends, net of taxes                                    (2.5)            (2.3)            (4.9)            (5.1)
                                                                      ---------        ---------        ---------        ---------
Net income available to common stockholders                           $   173.5        $   170.0        $   315.1        $   300.6
                                                                      =========        =========        =========        =========
Weighted average shares outstanding                                       279.0            288.0            279.9            288.3
                                                                      =========        =========        =========        =========

BASIC EARNINGS PER SHARE:

      Net income                                                      $     0.62       $     0.59       $     1.13       $     1.04
                                                                       =========        =========        =========        =========
                          DILUTED

Net income                                                            $   176.0        $   172.3        $   320.0        $   305.7
Adjustments to net income:

     Assumed additional cost if ESOP shares
      are fully converted net of tax benefits                              (0.7)            (0.8)            (1.3)            (1.2)
                                                                      ---------        ---------        ---------        ---------
Diluted net income                                                    $   175.3        $   171.5        $   318.7        $   304.5
                                                                      =========        =========        =========        =========

Weighted average shares outstanding                                       279.0            288.0            279.9            288.3
Add incremental shares representing:
    Exercise of stock options                                               2.0              2.9              1.9              2.9
    Performance plan shares                                                  .1               .4               .1               .3
    Conversion of ESOP shares                                               6.9              7.2              7.0              8.0
                                                                      ---------        ---------        ---------        ---------
Weighted average number of shares as adjusted                             288.0            298.5            288.9            299.5
                                                                      =========        =========        =========        =========

DILUTED EARNINGS PER SHARE:

      Net income                                                      $     0.61       $     0.58       $     1.10       $     1.02
                                                                      =========        =========        =========        =========


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